UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 _______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2014
_______________________________________________________________

PRIME GLOBAL CAPITAL GROUP INCORPORATED
(Exact name of registrant as specified in its charter)

NEVADA	000-54288	26-4309660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11-2, Jalan 26/70A, Desa Sri Hartamas
50480 Kuala Lumpur, Malaysia
(Address of principal executive offices) (Zip Code)

+603 6201 3198
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As of January 1, 2014, PGCG Assets Holdings Sdn. Bhd., a Malaysia corporation (“PGCG Assets”, “we” or “us”) was indebted to Union Hub Technology Sdn. Bhd., a Malaysia corporation (“UHT”), in the amount of RM 106,278,359.69, or approximately US$32,333,919.40.  On January 20, 2014, PGCG Assets issued to UHT 800,000 shares of its Common Stock in exchange for a reduction of the outstanding principal amount of the loan in the amount of RM 86,278,359.69, or approximately US$26,249,158.69.    PGCG Assets intends to repay the remaining balance of RM 20,000,000 in cash within one month.  PGCG Assets is a wholly owned subsidiary of UHT, and UHT is a wholly owned subsidiary of Prime Global Capital Group Incorporated, a Nevada corporation.

On January 20, 2014, PGCG Assets sold and issued to an unaffiliated third party 200,000 shares of its Common Stock at a price of RM 100 per share, for aggregate consideration of RM 20,000,000, or approximately US$ 6,084,760.72.  PGCG Assets expects to receive net proceeds of approximately RM 20,000,000, or approximately US$ 6,084,760.72 from the sale of its securities and intends to use the net proceeds for general corporate purposes, including repayment of the loan made by UHT.

Upon the consummation of the foregoing transactions, 90% of the issued and outstanding securities of PGCG Assets will be owned by UHT and 10% by such unaffiliated third party.  Each sale and issuance was made pursuant to the terms of a subscription agreement containing terms and conditions that are normal and customary for a transaction of this type.

The foregoing description of the form of subscription agreements is qualified in its entirety by reference thereto, which is filed as Exhibit 10.1 to this Current Report, respectively, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GLOBAL CAPITAL GROUP INCORPORATED
Dated: January 20, 2014

	By:	/s/ Liong Tat Teh
Liong Tat Teh
Chief Financial Officer